Exhibit 99

Best Buy Reports Third Quarter Results
Domestic Segment Revenue Increased 1.2%
Non-GAAP Diluted EPS from Continuing Operations Increased 21% to $0.41
GAAP Diluted EPS from Continuing Operations Increased 12% to $0.37

MINNEAPOLIS, November 19, 2015 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the third quarter (“Q3 FY16”) ended October 31, 2015 as compared to the third quarter (“Q3 FY15”) ended November 1, 2014.

	Q3 FY16	Q3 FY15
Enterprise Revenue ($ in millions)[1]	$8,819	$9,032
Domestic segment	$8,090	$7,992
International segment[1]	$729	$1,040
Enterprise Comparable Sales % Change:
Excluding the estimated benefit of installment billing[2,3]	0.5%	2.2%[4]
Estimated benefit of installment billing[3]	0.3%	0.7%
Comparable sales % change[2]	0.8%	2.9%[4]
Domestic Comparable Sales % Change:
Excluding the estimated benefit of installment billing[2,3]	0.5%	2.4%
Estimated benefit of installment billing[3]	0.3%	0.8%
Comparable sales % change[2]	0.8%	3.2%
Comparable online sales % change[2]	18.3%	21.6%

	Q3 FY16	Q3 FY15
Operating Income:
GAAP operating income as a % of revenue	2.6%	2.3%
Non-GAAP operating income as a % of revenue[5]	2.8%	2.4%
Diluted Earnings per Share (EPS):
GAAP diluted EPS from continuing operations	$0.37	$0.33
Impact of non-restructuring SG&A charges[6]	$0.02	$0.02
Impact of restructuring charges[6]	$0.02	$0.01
Impact of gain on investments, net	—	$(0.01)
Income tax impact of Non-GAAP adjustments[7]	—	$(0.01)
Non-GAAP diluted EPS from continuing operations[5]	$0.41	$0.34

Hubert Joly, Best Buy chairman and CEO, commented, “We have delivered another quarter of Domestic comparable sales growth and operating income expansion. At the Enterprise level, on revenue of $8.8 billion, we increased our non-GAAP operating income rate by 40 basis points to 2.8% and our non-GAAP diluted EPS by $0.07 to $0.41, an increase of 21%.”

Joly continued, “In the Domestic business, our comparable sales, excluding the impact of installment billing, increased 0.5%. Online comparable sales increased 18% as our new mobile site and overall enhanced dotcom capabilities continued to drive higher conversion rates and increased traffic. These results were achieved in a context where industry sales in the NPD-tracked categories were down 4.3%.8”

Joly continued, “We are excited by what we are offering and delivering to our customers during this Holiday shopping season. First, we have created an expansive assortment of amazing technology products, especially in 4K TVs, health & wearables, connected or smart devices, drones, and many other giftable items. These products will be offered at very attractive prices to our customers throughout the Holiday shopping season.

“Second, we have built some terrific new capabilities since last year, including (1) a range of new digital capabilities, especially Blue Assist which provides the ability to call on Blue Shirt advice from our new mobile app; (2) an additional 1,100 stores-within-a-store which come on top of the over 3,700 we had a year ago; (3) the increasing expertise and proficiency of our sales people; (4) our enhanced multi-channel delivery capabilities, illustrated by faster shipping enabled by ship-from-store and a better in-store pickup experience; (5) the optimization of our supply chain to enable earlier store replenishments and higher order fill rates; and (6) a range of services offered to our customers, including free Geek Squad setup on top tech gifts and the ability for customers to give a gift of a Geek Squad agent’s time. Also, from a marketing perspective, we believe we are entering the quarter with a high-performing media campaign, a significantly greater social media presence and more refined personalization capabilities through our investments in our Athena database.”

Joly continued, “We of course recognize that we are up against a strong performance in the fourth quarter of last year and that the NPD industry declines that we saw in the third quarter, both sequentially and year-over-year, may continue throughout this year’s fourth quarter. We have also made incremental investments in services pricing and SG&A that are putting pressure on our fourth quarter earnings outlook.”

Joly concluded, “Irrespective, one thing we are certain about is our team’s ability to execute exceptionally well throughout the Holiday. We are going into the Holiday clear on our priorities and our plan, and with a better trained, engaged and most importantly, highly determined team. I am grateful for what they have accomplished so far this year and extremely proud of their capabilities and passion to win.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “As Hubert said, we are excited about our Holiday plans and new capabilities, and we are confident in our ability to execute our plan. This gives us a positive outlook on our Domestic performance versus the industry. However, the 4.3% decline we saw in the NPD-reported categories got progressively worse throughout the quarter, which adds a level of caution to our outlook. With that, our year-over-year non-GAAP outlook for Q4 FY16 is as follows. In the Domestic business we are expecting (1) near flat revenue assuming an approximate 4% industry decline in the NPD-reported categories, in line with Q3, and the timing of the Super Bowl shifts approximately 40 basis points of sales out of Q4 into Q1 FY17; and (2) a non-GAAP operating income rate decline of 20 to 35 basis points driven by gross profit rate pressure and higher SG&A. The gross profit rate pressure is primarily driven by (1) a 25-basis point investment in services pricing; (2) higher distribution costs associated with our growth in the online channel and the appliance and large-screen television categories; and (3) product mix and product cycle pressures. Largely offsetting these gross profit pressures is an expected 55-basis point periodic profit sharing benefit from our externally-managed extended service plan portfolio. The higher SG&A is due to our investment in growth initiatives, partially offset by cost savings. In the International business, due to the ongoing impacts of the Canadian brand consolidation, foreign currency fluctuations and softness in the Canadian market, we are expecting (1) an International revenue decline of approximately 30%; and (2) an International non-GAAP operating income rate in the range of positive 2% to 3%.

“Based on the above expectations, our Enterprise level outlook is as follows: (1) a negative low-single digit revenue growth rate; and (2) a non-GAAP operating income rate decline of 25 to 45 basis points. From a tax rate perspective, we expect the non-GAAP effective income tax rate from continuing operations to be in the range of 36% to 37%, versus 34.2% last year, which is expected to result in a negative $0.04 to negative $0.06 year-over-year non-GAAP diluted EPS impact in Q4 FY16.”

Domestic Segment Third Quarter Results

Domestic Revenue
Domestic revenue of $8.1 billion increased 1.2% versus last year. This increase was primarily driven by (1) a comparable sales increase of 0.5%, excluding the estimated 30-basis point benefit associated with the classification of revenue for the mobile carrier installment billing plans3; (2) an estimated 30-basis point benefit associated with installment billing3; and (3) a 30-basis point impact from a periodic profit sharing benefit based on the performance of the company’s externally managed extended service plan portfolio.

From a merchandising perspective, comparable sales growth in computing, major appliances, health & wearables and large-screen televisions was partially offset by declines in tablets, mobile phones and digital imaging. The company also saw continued revenue declines in services, which was almost entirely due to the reduction of frequency and severity of claims on extended warranties, which has reduced repair revenue, and to a much lesser extent, declining attach rates of traditional warranty plans.

Domestic online revenue of $709 million increased 18.3% on a comparable basis primarily due to higher conversion rates and increased traffic. As a percentage of total Domestic revenue, online revenue increased 130 basis points to 8.8% versus 7.5% last year.

Domestic Gross Profit Rate
Domestic gross profit rate was 24.1% versus 23.0% last year. This 110-basis point increase was primarily due to (1) the positive impact of changes in mobile warranty plans which resulted in lower costs due to lower claim frequency and severity; (2) an increased mix of higher-margin large screen televisions; (3) a positive mix benefit from significantly decreased revenue in the lower-margin tablet category; (4) a greater portion of vendor funding being recorded as an offset to cost of goods sold rather than SG&A; and (5) a 20-basis point impact from a periodic profit sharing benefit based on the performance of the company’s externally managed extended service plan portfolio. These increases were partially offset by the lapping of a prior year benefit from the receipt of restitution on a legal claim related to an inventory dispute of 15 basis points.

Domestic Selling, General and Administrative Expenses (“SG&A”)
Domestic SG&A expenses were $1.70 billion, or 21.0% of revenue, versus $1.63 billion, or 20.4% of revenue, last year. On a non-GAAP basis, SG&A expenses were $1.69 billion, or 20.9% of revenue, versus $1.63 billion, or 20.3% of revenue, last year. This $67 million, or 60 basis-point, increase in non-GAAP SG&A was primarily driven by a greater portion of our vendor funding being recorded as an offset to cost of goods sold rather than SG&A, investments in future growth initiatives and higher incentive compensation. This was partially offset by the flow through of Renew Blue phase two cost reductions.

International Segment Third Quarter Results

International Revenue
International revenue of $729 million declined 29.9% versus last year. This decline was primarily driven by (1) the loss of revenue associated with closed stores as part of the Canadian brand consolidation; (2) a negative foreign currency impact of approximately 1,350 basis points; and (3) ongoing softness in the Canadian economy and consumer electronics industry.

International Gross Profit Rate
International gross profit rate was 22.5% versus 22.6% last year. On a non-GAAP basis, gross profit rate was 22.4% versus 22.6% last year. This 20-basis point decrease was primarily due to a higher mix of sales from our Mexico business which carries a lower gross profit rate.

International SG&A
International SG&A expenses were $172 million, or 23.6% of revenue, versus $234 million, or 22.5% of revenue, last year. On a non-GAAP basis, SG&A expenses were $171 million, or 23.5% of revenue, versus $234 million, or 22.5% of revenue, last year. In dollars, non-GAAP SG&A decreased $63 million primarily driven by the positive impact of foreign exchange rates and the elimination of expenses associated with closed stores as part of the Canadian brand consolidation. From a rate perspective, non-GAAP SG&A increased 100 basis points driven by year-over-year sales deleverage.

Income Taxes
In Q3 FY16, the non-GAAP continuing operations effective income tax rate decreased 100 basis points to 37.1% versus 38.1% last year driven by discrete income tax benefits in the quarter.

For Q4 FY16, the non-GAAP continuing operations effective income tax rate is expected to be in the range of 36% to 37%, versus 34.2% last year, which is expected to result in a negative $0.04 to negative $0.06 year-over-year non-GAAP diluted EPS impact in Q4 FY16.

Dividends and Share Repurchases
On October 6, 2015, the company paid a quarterly dividend of $0.23 per common share outstanding, or $79 million.

On March 3, 2015, the company announced the intent to repurchase $1 billion worth of its shares over a three-year period. In Q3 FY16, the company repurchased 1.9 million shares of its common stock for $64 million, for a total repurchase of 11.3 million shares, or $385 million, since the resumption of the program.

Conference Call
Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on November 19, 2015. A webcast of the call is expected to be available at www.investors.bestbuy.com both live and after the call.

(1) On February 13, 2015, Best Buy completed the sale of its Five Star business in China and as a result Five Star’s Q3 FY15 financial results are reflected in discontinued operations. Q3 FY15 Enterprise revenue and International revenue, respectively, as reported on November 20, 2014, was $9.38 billion and $1.39 billion. Additionally, on March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores and the conversion of the remaining 65 Future Shop stores to the Best Buy brand.

(2) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations.

The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website, is expected to have a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis.

(3) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its Q3 FY16 Enterprise and Domestic comparable sales of 0.8% include approximately 30 basis points of impact from this classification difference. The impact on the gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial. The company believes that providing information regarding this impact of installment billing and an estimate of the company’s comparable sales absent this impact assists investors in understanding the company’s underlying operating performance in relation to prior periods where the mix of installment billing plans was lower.

(4) Enterprise comparable sales for Q3 FY15 include revenue from continuing operations in the International segment. Excluding the International segment, Enterprise comparable sales for Q3 FY15, excluding the impact of installment billing, would have been 2.4%, or equal to Domestic comparable sales excluding the impact of installment billing, for the same period.

(5) The company defines non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for the periods presented as its gross profit, SG&A, operating income, net earnings and diluted earnings per share for those periods calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”), adjusted to exclude cathode ray tube (CRT) Litigation settlements, restructuring charges, non-restructuring asset impairments, other Canadian brand consolidation charges, gains on investments and the acceleration of a non-cash tax benefit as a result of reorganizing certain European legal entities.

These non-GAAP financial measures provide investors with an understanding of the company’s financial performance adjusted to exclude the effect of the items described above. These non-GAAP financial measures assist investors in making a ready comparison of the company’s financial results for its fiscal quarter ended October 31, 2015, against the company’s results for the respective prior-year periods and against third-party estimates of the company’s financial results for those periods that may not have included the effect of such items. Additionally, management uses these non-GAAP financial measures as an internal measure to analyze trends, allocate resources and analyze underlying operating performance. These non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, GAAP financial measures and may differ from similar measures used by other companies. Please see the table titled “Reconciliation of Non-GAAP Financial Measures” at the end of this release for more detail.

(6) The company has consolidated certain line items from the Reconciliation of Non-GAAP Financial Measures schedule included at the back of this earnings release. The impact of non-restructuring SG&A charges line includes (1) non-restructuring asset impairments and (2) other Canadian brand consolidation charges. The impact of restructuring charges line includes (1) restructuring charges and (2) restructuring charges - COGS.

(7) Income tax impact of Non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. Income tax charge is calculated using the estimated annual effective tax rate in effect during the period of the related non-GAAP adjustment.

(8) According to The NPD Group’s Weekly Tracking Service as published November 9, 2015, revenue for the CE (Consumer Electronics) industry declined 4.3% during the 13 weeks ended October 31, 2015 compared to the 13 weeks ended November 1, 2014. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of the company’s Domestic revenue. The CE industry, as defined by The NPD Group, does not include mobile phones, appliances, services, gaming, movies or music.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 31, 2015. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:
Amy von Walter, Public Relations
(612) 437-5956 or amy.vonwalter@bestbuy.com

Jeff Shelman, Public Relations
(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
CONSOLIDATED STATEMENTS OF EARNINGS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

	Three Months Ended		Nine Months Ended
	Oct 31, 2015	Nov 1, 2014	Oct 31, 2015	Nov 1, 2014
Revenue	$8,819	$9,032	$25,905	$26,130
Cost of goods sold	6,708	6,956	19,661	20,109
Restructuring charges - cost of goods sold	(1)	—	4	—
Gross profit	2,112	2,076	6,240	6,021
Gross profit %	23.9%	23.0%	24.1%	23.0%
Selling, general and administrative expenses	1,874	1,866	5,451	5,369
SG&A %	21.2%	20.7%	21.0%	20.5%
Restructuring charges	8	5	185	12
Operating income	230	205	604	640
Operating income %	2.6%	2.3%	2.3%	2.4%
Other income (expense):
Gain on sale of investments	—	5	2	7
Investment income and other	3	—	14	10
Interest expense	(20)	(22)	(60)	(68)
Earnings from continuing operations before income tax (benefit) expense	213	188	560	589
Income tax (benefit) expense	84	72	230	(133)
Effective tax rate	39.4%	38.2%	41.1%	(22.7)%
Net earnings from continuing operations	129	116	330	722
Gain (loss) from discontinued operations, net of tax	(4)	(9)	88	(7)
Net earnings including noncontrolling interest	125	107	418	715
Net earnings from discontinued operations attributable to noncontrolling interests	—	—	—	(1)
Net earnings attributable to Best Buy Co., Inc. shareholders	$125	$107	$418	$714

Amounts attributable to Best Buy Co., Inc. shareholders
Net earnings from continuing operations	$129	$116	$330	$722
Net earnings (loss) from discontinued operations	(4)	(9)	88	(8)
Net earnings attributable to Best Buy Co., Inc. shareholders	$125	$107	$418	$714

Basic earnings per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.37	$0.33	$0.95	$2.07
Discontinued operations	(0.01)	(0.03)	0.25	(0.02)
Basic earnings per share	$0.36	$0.30	$1.20	$2.05

Diluted earnings per share attributable to Best Buy Co., Inc. shareholders
Continuing operations	$0.37	$0.33	$0.93	$2.04
Discontinued operations	(0.01)	(0.03)	0.25	(0.02)
Diluted earnings per share	$0.36	$0.30	$1.18	$2.02

Dividends declared per common share	$0.23	$0.19	$1.20	$0.53

Weighted average common shares outstanding (in millions)
Basic	344.7	350.1	348.9	349.0
Diluted	349.0	354.0	353.6	352.5

BEST BUY CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in millions)
(Unaudited and subject to reclassification)

			Excluding Five Star
	Oct 31, 2015	Nov 1, 2014	Nov 1, 2014[1]
ASSETS
Current assets
Cash and cash equivalents	$1,697	$1,929	$1,711
Short-term investments	1,650	1,209	1,209
Receivables, net	1,061	1,066	1,030
Merchandise inventories	6,651	6,900	6,573
Other current assets	676	959	764
Current assets held for sale	—	—	776
Total current assets	11,735	12,063	12,063
Property and equipment, net	2,304	2,524	2,391
Goodwill	425	425	425
Intangibles, net	18	99	63
Other assets	636	651	650
Noncurrent assets held for sale	32	—	170
TOTAL ASSETS	$15,150	$15,762	$15,762

LIABILITIES & EQUITY
Current liabilities
Accounts payable	$6,184	$6,626	$6,079
Unredeemed gift card liabilities	379	381	380
Deferred revenue	330	449	378
Accrued compensation and related expenses	306	305	294
Accrued liabilities	789	788	737
Accrued income taxes	23	33	33
Current portion of long-term debt	386	44	44
Current liabilities held for sale	—	—	681
Total current liabilities	8,397	8,626	8,626
Long-term liabilities	874	972	953
Long-term debt	1,229	1,591	1,591
Long-term liabilities held for sale	—	—	18
Equity	4,650	4,573	4,574
TOTAL LIABILITIES & EQUITY	$15,150	$15,762	$15,762

(1)	Represents Condensed Consolidated Balance Sheet as of November 1, 2014, recast to present the Five Star business in China as held for sale.

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)
(Unaudited and subject to reclassification)

	Nine Months Ended
	Oct 31, 2015	Nov 1, 2014
OPERATING ACTIVITIES
Net earnings	$418	$715
Adjustments to reconcile net earnings to total cash provided by (used in) operating activities:
Depreciation	494	484
Restructuring charges	189	17
Gain on sale of business, net	(99)	(1)
Stock-based compensation	80	63
Deferred income taxes	(43)	(381)
Other, net	3	4
Changes in operating assets and liabilities:
Receivables	229	237
Merchandise inventories	(1,494)	(1,541)
Other assets	20	14
Accounts payable	1,152	1,526
Other liabilities	(271)	(263)
Income taxes	(215)	(100)
Total cash provided by operating activities	463	774

INVESTING ACTIVITIES
Additions to property and equipment	(493)	(425)
Purchases of investments, net	(196)	(983)
Proceeds from sale of business, net of cash transferred upon sale	102	38
Change in restricted assets	(45)	25
Settlement of net investment hedges	14	—
Other, net	—	3
Total cash used in investing activities	(618)	(1,342)

FINANCING ACTIVITIES
Repurchase of common stock	(385)	—
Repayments of debt, net	(18)	(19)
Dividends paid	(421)	(185)
Issuance of common stock	44	27
Other, net	19	2
Total cash used in financing activities	(761)	(175)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(13)	(6)
DECREASE IN CASH AND CASH EQUIVALENTS	(929)	(749)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD EXCLUDING HELD FOR SALE	2,432	2,678
CASH AND CASH EQUIVALENTS HELD FOR SALE AT BEGINNING OF PERIOD	194	—
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,697	$1,929

BEST BUY CO., INC.
SEGMENT INFORMATION
($ in millions)
(Unaudited and subject to reclassification)

Domestic Segment Performance Summary	Three Months Ended		Nine Months Ended
	Oct 31, 2015	Nov 1, 2014	Oct 31, 2015	Nov 1, 2014
Revenue	$8,090	$7,992	$23,858	$23,358
Gross profit	$1,948	$1,841	$5,780	$5,382
SG&A	$1,702	$1,632	$4,922	$4,688
Operating income	$244	$204	$857	$688

Key Metrics
Comparable sales % change[1]	0.8%	3.2%	1.7%	—%
Comparable sales % change, excluding installment billing[2]	0.5%	2.4%	0.8%	(0.3)%
Comparable online sales % change[1]	18.3%	21.6%	13.3%	24.3%
Gross profit as a % of revenue	24.1%	23.0%	24.2%	23.0%
SG&A as a % of revenue	21.0%	20.4%	20.6%	20.1%
Operating income as a % of revenue	3.0%	2.6%	3.6%	2.9%

Non-GAAP Results[3]
Gross profit	$1,948	$1,841	$5,692	$5,382
Gross profit as a % of revenue	24.1%	23.0%	23.9%	23.0%
SG&A	$1,693	$1,626	$4,878	$4,662
SG&A as a % of revenue	20.9%	20.3%	20.4%	20.0%
Operating income	$255	$215	$814	$720
Operating income as a % of revenue	3.2%	2.7%	3.4%	3.1%

International Segment Performance Summary	Three Months Ended		Nine Months Ended
	Oct 31, 2015	Nov 1, 2014	Oct 31, 2015	Nov 1, 2014
Revenue	$729	$1,040	$2,047	$2,772
Gross profit	$164	$235	$460	$639
SG&A	$172	$234	$529	$681
Operating income (loss)	$(14)	$1	$(253)	$(48)

Key Metrics
Comparable sales % change[1]	N/A	0.2%	N/A	(3.2)%
Gross profit as a % of revenue	22.5%	22.6%	22.5%	23.1%
SG&A as a % of revenue	23.6%	22.5%	25.8%	24.6%
Operating income (loss) as a % of revenue	(1.9)%	0.1%	(12.4)%	(1.7)%

Non-GAAP Results[3]
Gross profit	$163	$235	$464	$639
Gross profit as a % of revenue	22.4%	22.6%	22.7%	23.1%
SG&A	$171	$234	$520	$680
SG&A as a % of revenue	23.5%	22.5%	25.4%	24.5%
Operating income (loss)	$(8)	$1	$(56)	$(41)
Operating income (loss) as a % of revenue	(1.1)%	0.1%	(2.7)%	(1.5)%

(1)
Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Bust Buy stores and the elimination of the Future Shop website, is expected to have a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

(2)
In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold and a decrease in gross profit rate, with gross profit dollars relatively unaffected.

(3)	Please see table titled “Reconciliation of Non-GAAP Financial Measures” at the back of this release.

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Excluding the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	Oct 31, 2015	Nov 1, 2014	Oct 31, 2015	Nov 1, 2014
Consumer Electronics	30%	29%	3.0%	3.1%
Computing and Mobile Phones	48%	49%	(1.5)%	1.6%
Entertainment	7%	7%	(6.0)%	16.6%
Appliances	9%	8%	16.4%	5.7%
Services[2]	5%	6%	(11.1)%	(10.3)%
Other	1%	1%	n/a	n/a
Total	100%	100%	0.5%	2.4%

	Including the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	Oct 31, 2015	Nov 1, 2014	Oct 31, 2015	Nov 1, 2014
Consumer Electronics	30%	29%	3.0%	3.1%
Computing and Mobile Phones	49%	49%	(0.9)%	3.2%
Entertainment	6%	7%	(6.0)%	16.6%
Appliances	9%	8%	16.4%	5.7%
Services[2]	5%	6%	(11.1)%	(10.3)%
Other	1%	1%	n/a	n/a
Total	100%	100%	0.8%	3.2%

	Revenue Mix Summary
	Three Months Ended
International Segment[3]	Oct 31, 2015	Nov 1, 2014
Consumer Electronics	27%	25%
Computing and Mobile Phones	55%	54%
Entertainment	8%	9%
Appliances	4%	5%
Services[2]	5%	6%
Other	1%	1%
Total	100%	100%

(1)
In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold and a decrease in gross profit rate, with gross profit dollars relatively unaffected.

(2)
The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

(3)
The Canadian brand consolidation is expected to have a material impact on all of the Canadian retail stores and the website on a year-over-year basis. As such, all Canadian revenue has been removed from the comparable sales base and International no longer has a comparable metric until International revenue is comparable on a year-over-year basis.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
CONTINUING OPERATIONS
($ in millions, except per share amounts)
(Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures from continuing operations to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

The following tables reconcile gross profit, SG&A, operating income, net earnings and diluted earnings per share for the periods presented for continuing operations (GAAP financial measures) to non-GAAP gross profit, non-GAAP SG&A, non-GAAP operating income, non-GAAP net earnings and non-GAAP diluted earnings per share for continuing operations (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Three Months Ended
	Oct 31, 2015		Nov 1, 2014
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
SG&A	$1,702	21.0%	$1,632	20.4%
Non-restructuring asset impairments - SG&A	(9)	(0.1)%	(6)	(0.1)%
Non-GAAP SG&A	$1,693	20.9%	$1,626	20.3%

Operating income	$244	3.0%	$204	2.6%
Non-restructuring asset impairments - SG&A	9	0.1%	6	0.1%
Restructuring charges	2	—%	5	0.1%
Non-GAAP operating income	$255	3.2%	$215	2.7%

International - Continuing Operations
Gross profit	$164	22.5%	$235	22.6%
Restructuring charges - COGS	(1)	(0.1)%	—	—%
Non-GAAP gross profit	$163	22.4%	$235	22.6%

SG&A	$172	23.6%	$234	22.5%
Other Canada brand consolidation charges - SG&A2	(1)	(0.1)%	—	—%
Non-GAAP SG&A	$171	23.5%	$234	22.5%

Operating income (loss)	$(14)	(1.9)%	$1	0.1%
Restructuring charges - COGS	(1)	(0.1)%	—	—%
Other Canada brand consolidation charges - SG&A2	1	0.1%	—	—%
Restructuring charges	6	0.8%	—	—%
Non-GAAP operating income (loss)	$(8)	(1.1)%	$1	0.1%

Consolidated - Continuing Operations
Gross profit	$2,112	23.9%	$2,076	23.0%
Restructuring charges - COGS	(1)	—%	—	—%
Non-GAAP gross profit	$2,111	23.9%	$2,076	23.0%

SG&A	$1,874	21.2%	$1,866	20.7%
Other Canada brand consolidation charges - SG&A2	(1)	—%	$—	—%
Non-restructuring asset impairments - SG&A	(9)	(0.1)%	$(6)	(0.1)%
Non-GAAP SG&A	$1,864	21.1%	$1,860	20.6%

	Three Months Ended		Three Months Ended
	Oct 31, 2015		Nov 1, 2014
Consolidated - Continuing Operations	$	% of Rev.	$	% of Rev.
Operating income	$230	2.6%	$205	2.3%
Restructuring charges - COGS	(1)	—%	—	—%
Other Canada brand consolidation charges - SG&A2	1	—%	—	—%
Non-restructuring asset impairments - SG&A	9	0.1%	6	0.1%
Restructuring charges	8	0.1%	5	0.1%
Non-GAAP operating income	$247	2.8%	$216	2.4%

Net earnings	$129		$116
Restructuring charges - COGS	(1)		—
Other Canada brand consolidation charges - SG&A2	1		—
Non-restructuring asset impairments - SG&A	9		6
Restructuring charges	8		5
Gain on investments, net	—		(5)
Income tax impact of Non-GAAP adjustments[4]	(2)		(1)
Non-GAAP net earnings	$144		$121

Diluted EPS	$0.37		$0.33
Per share impact of restructuring charges - COGS	—		—
Per share impact of other Canada brand consolidation charges - SG&A2	—		—
Per share impact of non-restructuring asset impairments - SG&A	0.02		0.02
Per share impact of restructuring charges	0.02		0.01
Per share impact of gain on investments, net	—		(0.01)
Per share income tax impact of Non-GAAP adjustments[4]	—		(0.01)
Non-GAAP diluted EPS	$0.41		$0.34

	Nine Months Ended		Nine Months Ended
	Oct 31, 2015		Nov 1, 2014
Domestic - Continuing Operations	$	% of Rev.	$	% of Rev.
Gross profit	$5,780	24.2%	$5,382	23.0%
CRT settlements[1]	(88)	(0.4)%	—	—%
Non-GAAP gross profit	$5,692	23.9%	$5,382	23.0%

SG&A	$4,922	20.6%	$4,688	20.1%
CRT settlement legal fees and costs[1]	(13)	(0.1)%	—	—%
Non-restructuring asset impairments - SG&A	(31)	(0.1)%	(26)	(0.1)%
Non-GAAP SG&A	$4,878	20.4%	$4,662	20.0%

Operating income	$857	3.6%	$688	2.9%
Net CRT settlements[1]	(75)	(0.3)%	—	—%
Non-restructuring asset impairments - SG&A	31	0.1%	26	0.1%
Restructuring charges	1	—%	6	—%
Non-GAAP operating income	$814	3.4%	$720	3.1%

International - Continuing Operations
Gross profit	$460	22.5%	$639	23.1%
Restructuring charges - COGS	4	0.2%	—	—%
Non-GAAP gross profit	$464	22.7%	$639	23.1%

SG&A	$529	25.8%	$681	24.6%
Other Canada brand consolidation charges - SG&A2	(6)	(0.3)%	—	—%
Non-restructuring asset impairments - SG&A	(3)	(0.1)%	(1)	—%
Non-GAAP SG&A	$520	25.4%	$680	24.5%

	Nine Months Ended		Nine Months Ended
	Oct 31, 2015		Nov 1, 2014
International - Continuing Operations	$	% of Rev.	$	% of Rev.
Operating loss	$(253)	(12.4)%	$(48)	(1.7)%
Restructuring charges - COGS	4	0.2%	—	—%
Other Canada brand consolidation charges - SG&A2	6	0.3%	—	—%
Non-restructuring asset impairments - SG&A	3	0.1%	1	—%
Restructuring charges	184	9.0%	6	0.2%
Non-GAAP operating loss	$(56)	(2.7)%	$(41)	(1.5)%

Consolidated - Continuing Operations
Gross profit	$6,240	24.1%	$6,021	23.0%
CRT settlements[1]	(88)	(0.3)%	—	—%
Restructuring charges - COGS	4	—%	—	—%
Non-GAAP gross profit	$6,156	23.8%	$6,021	23.0%

SG&A	$5,451	21.0%	$5,369	20.5%
CRT settlement legal fees and costs[1]	(13)	(0.1)%	—	—%
Other Canada brand consolidation charges - SG&A2	(6)	—%	—	—%
Non-restructuring asset impairments - SG&A	(34)	(0.1)%	(27)	(0.1)%
Non-GAAP SG&A	$5,398	20.8%	$5,342	20.4%

Operating income	$604	2.3%	$640	2.4%
Net CRT settlements[1]	(75)	(0.3)%	—	—%
Restructuring charges - COGS	4	—%	—	—%
Other Canada brand consolidation charges - SG&A2	6	—%	—	—%
Non-restructuring asset impairments - SG&A	34	0.1%	27	0.1%
Restructuring charges	185	0.7%	12	—%
Non-GAAP operating income	$758	2.9%	$679	2.6%

Net earnings	$330		$722
Impact of net CRT settlements[1]	(75)		—
Impact of restructuring charges - COGS	4		—
Impact of other Canada brand consolidation charges - SG&A2	6		—
Impact of non-restructuring asset impairments - SG&A	34		27
Impact of restructuring charges	185		12
Impact of gain on investments, net	(2)		(7)
Income tax impact of Europe legal entity reorganization[3]	—		(353)
Income tax impact of Non-GAAP adjustments[4]	(33)		(9)
Non-GAAP net earnings	$449		$392

Diluted EPS	$0.93		$2.04
Per share impact of net CRT settlements[1]	(0.21)		—
Per share impact of restructuring charges - COGS	0.01		—
Per share impact of other Canada brand consolidation charges - SG&A2	0.02		—
Per share impact of non-restructuring asset impairments - SG&A	0.10		0.08
Per share impact of restructuring charges	0.52		0.03
Per share impact of gain on investments, net	(0.01)		(0.02)
Per share impact of income tax effect of Europe legal entity reorganization[3]	—		(1.00)
Per share income tax impact of Non-GAAP adjustments[4]	(0.09)		(0.02)
Non-GAAP diluted EPS	$1.27		$1.11

(1)
On November 14, 2011, Best Buy filed a lawsuit captioned In re Cathode Ray Tube Antitrust Litigation in the United States District Court for the Northern District of California (“CRT Litigation”). The company alleges that the defendants engaged in price fixing in violation of antitrust regulations relating to cathode ray tubes for the time period between March 1, 1995 and November 25, 2007. No trial date has been set. In connection with this action, the company received settlement proceeds net of legal expenses and costs in the amount of $8 million in Q2 FY16. Best Buy will continue to litigate against the remaining defendants and expect further settlement discussions as this matter proceeds; however, it is uncertain whether the company will recover additional settlement sums or a favorable verdict at trial.

(2)	Represents charges related to the Canadian brand consolidation, primarily due to retention bonuses and other store-related costs that did not qualify as restructuring charges.

(3)	Represents the acceleration of a non-cash tax benefit of $353 million as a result of reorganizing certain European legal entities to simplify our overall structure in Q1 FY15.

(4)
Income tax impact of Non-GAAP adjustments is the summation of the calculated income tax charge related to each non-GAAP non-income tax adjustment. Income tax charge is calculated using the estimated annual effective tax rate in effect during the period of the related non-GAAP adjustment.

BEST BUY CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
($ in millions)
(Unaudited and subject to reclassification)

The following information provides a reconciliation of a non-GAAP financial measure to the most comparable financial measure calculated and presented in accordance with GAAP. The company has provided the non-GAAP financial measure, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measure that is calculated and presented in accordance with GAAP. Such non-GAAP financial measure should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measure. The non-GAAP financial measure in the accompanying news release may differ from similar measures used by other companies.

The following table includes the calculation of Non-GAAP ROIC for total operations, which includes both continuing and discontinued operations (non-GAAP financial measures), along with a reconciliation to the calculation of return on total assets ("ROA") (GAAP financial measure) for the periods presented.

Calculation of Return on Invested Capital[1]
	Oct 31, 2015[2]	Nov 1, 2014[2]
Net Operating Profit After Taxes (NOPAT)
Operating income - continuing operations	$1,414	$1,092
Operating income (loss) - discontinued operations	77	(19)
Total operating income	1,491	1,073
Add: Operating lease interest[3]	411	465
Add: Investment income	21	26
Less: Net (earnings) loss attributable to noncontrolling interest (NCI)	(1)	(2)
Less: Income taxes[4]	(767)	(659)
NOPAT	$1,155	$903
Add: Restructuring charges and impairments[5]	176	225
Non-GAAP NOPAT	$1,331	$1,128

Average Invested Capital
Total assets	$14,423	$14,509
Less: Excess cash[6]	(3,259)	(2,628)
Add: Capitalized operating lease obligations[7]	6,581	7,434
Total liabilities	(9,638)	(10,130)
Exclude: Debt[8]	1,613	1,644
Less: Noncontrolling interests	(1)	(4)
Average invested capital	$9,719	$10,825

Non-GAAP return on invested capital (ROIC)	13.7%	10.4%

Calculation of Return on Assets[1]
	Oct 31, 2015[2]	Nov 1, 2014[2]
Net earnings including noncontrolling interests	$938	$1,009
Total assets	14,423	14,509
Return on assets (ROA)	6.5%	7.0%

(1)	The calculations of Return on Invested Capital and Return on Assets use total operations, which includes both continuing and discontinued operations.

(2)
Income statement accounts represent the activity for the 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the 4 quarters ended as of each of the balance sheet dates.

(3)
Operating lease interest represents the add-back to operating income driven by the capitalization of our lease obligations using the multiple of eight times annual rent expense and represents 50 percent of our annual rental expense, which we consider to be appropriate for our lease portfolio.

(4)	Income taxes are calculated using a blended statutory rate at the enterprise level based on statutory rates from the countries we do business in.

(5)	Includes all restructuring charges in costs of goods sold and operating expenses, tradename impairments and non-restructuring impairments.

(6)
Cash and cash equivalents and short-term investments are capped at the greater of 1% of revenue or actual amounts on hand. The cash and cash equivalents and short-term investments in excess of the cap are subtracted from our calculation of average invested capital to show their exclusion from total assets.

(7)
The multiple of eight times annual rental expense in the calculation of our capitalized operating lease obligations is the multiple used for the retail sector by one of the nationally recognized credit rating agencies that rates our creditworthiness, and we consider it to be an appropriate multiple for our lease portfolio.

(8)	Debt includes short-term debt, current portion of long-term debt and long-term debt and is added back to our calculation of average invested capital to show its exclusion from total liabilities.